EXHIBIT 23(a)









INDEPENDENT AUDITORS' CONSENT

We consent to incorporation by reference in this Registration Statement of Robotic Vision Systems, Inc. on Form S-3 of our reports dated December 14, 1994, appearing in the Annual Report in Form 10K/A of Robotic Vision
Systems, Inc. for the year ended September 30, 1994 and in the Company's definitive Proxy Statement dated August 9, 1995 relating to the Acuity Merger and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/Deloitte & Touche LLP


Jericho, New York
September 14, 1995